Exhibit 5.2

To:	Homburger AG
ABB Ltd	Prime Tower
Affolternstrasse 44	Hardstrasse 201
8050 Zurich	CH—8005 Zurich
Switzerland
T +41 43 222 10 00
and	F +41 43 222 15 00
ABB Finance (USA) Inc.	lawyers@homburger.ch

305 Gregson Drive
Cary, North Carolina 27511
United States of America

(each party in its capacity set forth in the Registration Statement as defined below)

Zurich, April 3, 2018

ABB Ltd | ABB Finance (USA) Inc.
Registration Statement — USD 300,000,000 Aggregate Principal Amount of 2.800% Notes due 2020, USD 450,000,000 Aggregate Principal Amount of 3.375% Notes due 2023 and USD 750,000,000 Aggregate Principal Amount of 3.800% Notes due 2028

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to ABB Ltd (the Guarantor) in connection with the offering by ABB Finance (USA) Inc. (the Company) of USD 300,000,000 aggregate principal amount of 2.800% Notes due 2020 (the 2020 Notes), USD 450,000,000 aggregate principal amount of 3.375% Notes due 2023 (the 2023 Notes) and USD 750,000,000 aggregate principal amount of 3.800% Notes due 2028 (the 2028 Notes and, together with the 2020 Notes and the 2023 Notes, the Notes), and the guarantee of the Notes (the Guarantee by the Guarantor, under the Base Indenture (as defined below). As such counsel, we have been requested to give our opinion as to certain legal matters relating to the Notes and the Guarantee.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus (both as defined below), other than as expressly stated herein with respect to the Guarantor.

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Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

I.                             Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only examined originals or copies of the following documents (collectively, the Documents):

(i)                          an electronic copy of the executed underwriting agreement dated March 26, 2018 among the Company, the Guarantor and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as representatives of several underwriters (the Underwriting Agreement);

(ii)                       an electronic copy of the executed indenture dated April 3, 2018 among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the Base Indenture);

(iii)                    an electronic copy of the executed First Supplemental Indenture to the Base Indenture, dated April 3, 2018, among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the First Supplemental Indenture, and together with the Base Indenture, the Indenture);

(iv)                   an electronic copy of the executed guarantee dated April 3, 2018 issued by the Guarantor (the Guarantee, together with the Underwriting Agreement and the Indenture, the Program Agreements);

(v)                      an electronic copy of the registration statement on form F-3 filed by the Company and the Guarantor with the United States Securities and Exchange Commission on March 26, 2018 pursuant to the United States Securities Act of 1933, as amended (the Registration Statement);

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(vi)                   an electronic copy of the preliminary prospectus supplement dated March 26, 2018, relating to the Notes and the Guarantee (the Preliminary Prospectus Supplement);

(vii)                an electronic copy of the prospectus supplement dated March 26, 2018, relating to the Notes and the Guarantee (the Prospectus Supplement, together with the Registration Statement and the Preliminary Prospectus Supplement, the Prospectus and together with the Program Agreements, the Program Documents);

(viii)             an electronic copy of the articles of incorporation (Statuten) of the Guarantor, dated March 29, 2018 (the Articles);

(ix)                   an e-mail dated March 7, 2018, of 13.51 CET, from ABB Ltd regarding the funding limits available for the rest of the year 2018;

(x)                      an electronic copy of an excerpt from the Register of Commerce for the Guarantor dated April 3, 2018 (the Excerpt); and

(xi)                   an electronic copy of an excerpt dated March 2, 2018 from the February 7, 2018 minutes of the meeting of the board of directors of the Guarantor approving the filing of the Registration Statement and the issuance of the Guarantee (the Board Resolutions).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.                        Assumptions

In rendering the opinion below, we have assumed the following:

(a)                      all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)                      all documents produced to us as originals and the originals of all documents produced

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to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)                       all documents produced to us in draft or specimen form or as an execution copy have been executed in the form of the draft, or specimen or execution copy, as applicable, submitted to us;

(d)                      except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate;

(e)                       each of the Program Agreements is within the capacity and power of, has been duly authorized, and executed and delivered by, and is binding on, all parties thereto other than, to the extent a party thereto, the Guarantor;

(f)                        the information contained in the Prospectus is complete, true and accurate and no material information has been omitted from it;

(g)                      the parties to each of the Program Agreements (other than the Guarantor) are duly incorporated or formed, as applicable, and organized and validly existing under the laws of their respective jurisdiction of incorporation or formation;

(h)                      except as expressly opined herein with respect to the Guarantor, all parties to the Program Agreements have performed and will perform all obligations by which they are respectively bound under the Program Agreements, and all parties to the Program Agreements have complied and will comply with all matters of validity and enforceability under any law other than, in the case of the Guarantor, the laws of Switzerland;

(i)                         each Program Agreement will be valid, binding and enforceable under New York law, which is the law by which it is expressed to be governed, and the choice of New York law and (i) with regard to the Underwriting Agreement the exclusive jurisdiction of any federal court of the United States or court of the State of New York, in each case located in the Borough of Manhattan in The City of New York and (ii) with regard to the Indenture and the Guarantee the non-exclusive jurisdiction of any federal court of the United States or court of the State of New York, in each case located in the Borough of Manhattan in The City of New York, provided in the relevant Program Agreement is valid under the laws of New York;

(j)                         as far as any obligation under any Program Agreement is required to be performed in, or by a party organized under the laws of, any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

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(k)                      except as expressly opined upon herein, all representations and warranties set forth in the Program Documents are true and accurate;

(l)                         the Company and the Guarantor have accepted responsibility for the information contained in the Prospectus, and we have not investigated or verified the truth or accuracy of the information contained therein, nor have we been responsible for ensuring that no material information has been omitted from it;

(m)                  the Notes have been issued in substantially the form and with the terms and conditions contemplated in the Program Documents, and the offering of the Notes will be conducted in the manner described in the Program Documents;

(n)                      the proceeds of the Notes will be received and, at all times while any Note is outstanding, used in Switzerland only up to an amount not exceeding the equity of the Company as per the end of the financial year of the Company and the Company has, and at all times while any Note is outstanding, will have its statutory seat and place of effective management outside Switzerland and will have no permanent establishment in Switzerland;

(o)                      all authorizations, approvals, consents, licenses, exemptions and other requirements (other than those required under Swiss law or the Articles) for the legality, validity and enforceability of the Program Documents, the offering of the Notes and the distribution of the Prospectus or for any other activities carried out in view of, or in connection with, the performance of the obligations expressed to be undertaken in the Program Documents by the parties thereto have been duly obtained prior to the signing of the relevant Program Document, if applicable, and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(p)                      the Excerpt is correct, complete and up-to-date, and the Articles are in full force and effect and, to the extent relevant for the purpose of the opinions, have not been and will not be amended;

(q)                      the Board Resolutions (i) have been duly resolved in a meeting duly convened and otherwise in the manner set forth therein, (ii) have not been rescinded or amended, and (iii) are in full force and effect; and

(r)                       the parties to each Program Agreement entered into such Program Agreement for bona fide commercial reasons and on arm’s length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Documents for) such party.

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III.                   Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.                          The Guarantor is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.                          The Guarantor has the corporate power to execute and file the Registration Statement and to enter into and to perform its obligations under the Program Agreements, and all corporate action has been taken by the Guarantor to enable the Guarantor to execute and file the Registration Statement and to enable the Guarantor to enter into and perform its obligations under the Program Agreements.

3.                          Each Program Agreement has been duly authorized and executed by the Guarantor.

4.                          The execution by the Guarantor of each Program Agreement and the performance by the Guarantor of its obligations thereunder, does not violate (i) any mandatory provisions of the laws of Switzerland applicable to the Guarantor or (ii) any provision of its Articles.

5.                          As far as enforceability under the laws of Switzerland is concerned, the obligations expressed to be assumed by the Guarantor in each Program Agreement constitute legal, valid and binding obligations of the Guarantor, enforceable against it in accordance with the terms of such Program Agreement.

6.                          The obligations expressed to be assumed by the Guarantor in each Program Agreement constitute direct, unsubordinated obligations of the Guarantor and rank at least pari passu with any other unsecured, unsubordinated obligations of the Guarantor (whether actual or contingent) outstanding from time to time, subject to any statutory preferences under applicable law.

7.                          The choice of New York law as the governing law of each Program Agreement are a valid choice of law under the laws of Switzerland, and, in any action brought before a court of competent jurisdiction in Switzerland relating to such Program Agreement, New York law would be recognized and applied by such court to all issues for which the proper or governing law of a contract is applicable under the conflict of laws rules of Switzerland; provided, however, that (i) such choice of law may not extend to non-contractual obligations, (ii) the content of the relevant laws of New York may need to be proven as a matter of fact, and (iii) a Swiss court would apply Swiss procedural rules.

8.                          The submission by the Guarantor (i) with respect to the Underwriting Agreement to the exclusive jurisdiction of any federal court of the United States or court of the State of

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New York, in each case located in the Borough of Manhattan in The City of New York and (ii) with respect to the Indenture and the Guarantee to the non-exclusive jurisdiction of any federal court of the United States or court of the State of New York, in each case located in the Borough of Manhattan in The City of New York, provided in the relevant Program Agreement, is valid and legally binding on the Guarantor under the laws of Switzerland.

9.                          The courts of Switzerland will recognize as valid, and will enforce, any final and non-appealable civil judgment for a monetary claim obtained against the Guarantor with respect to each Program Agreement in any federal court of the United States or court of the State of New York, in each case located in the Borough of Manhattan in The City of New York, in relation to the relevant Program Agreement.

10.                   The Guarantor is not required by law in relation to any sums payable under any Program Agreement to make, or cause to be made, any deduction or withholding for or on account of any taxes imposed or levied by or on behalf of Switzerland or any political subdivision or any taxing authority thereof.

11.                   No Swiss stamp duty on the issuance of securities (Emissionsabgabe) and no Swiss stamp duty on the turnover of securities (Umsatzabgabe) is payable to any governmental authority of Switzerland in connection with the execution and delivery of the Program Agreements or the issuance of the Notes.

12.                   In order to ensure the validity and enforceability or admissibility into evidence of the Program Agreements or the Notes in Switzerland, it is not necessary that any Program Agreement or Notes be approved, authorized, filed or recorded with any governmental, administrative or other authority or court in Switzerland.

13.                   The Guarantor is not entitled to any immunity from any legal proceedings in Switzerland to enforce the Program Agreements or any of its liabilities or obligations arising thereunder.

14.                   (i) None of the Underwriters will be deemed to be resident, domiciled or carrying on business in Switzerland by reason only of the execution, delivery, performance and|or enforcement of the Program Agreements and (ii) none of the holders of the Notes will be deemed to be resident, domiciled or carrying on business in Switzerland by reason only of holding Notes.

15.                   There are no authorizations, consents, approvals or filings with or orders of any Swiss court or Swiss governmental agency or body required to be obtained by the Guarantor under the laws of Switzerland for the execution of the Program Agreements by the Guarantor, the consummation of the transactions contemplated by the Program

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Agreements and the performance by the Guarantor of its obligations under the Program Agreements.

16.                   The statements set forth in the Registration Statement under the heading “Enforceability of Certain Civil Liabilities”, second paragraph, insofar as such statement purports to summarize Swiss statutes referred to therein, constitute fair and accurate summaries of such statutes.

IV.                    Qualifications

The above opinions are subject to the following qualifications:

(a)                       The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction.

(b)                       As used in Section III, the terms “enforceable” and “enforceability” mean that the relevant obligation or document is of a type enforced by the Swiss courts in accordance with, and subject to, the rules of procedure applicable in Switzerland. However, enforceability of the Program Agreements may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors and secured parties in general (including, without limitation, provisions relating to voidable preferences as set forth in Articles 285 et seq. of the Swiss Federal Debt Enforcement and Bankruptcy Act of April 11, 1889, as amended), laws or principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch) and the principle of good faith (Grundsatz von Treu und Glauben)), and public policy, as defined in Articles 17-19 of the Swiss Private International Law Act of December 18, 1987, as amended (the Private International Law Act).

Enforcement before the courts of Switzerland will in any event be subject to:

(i)                           the nature of the remedies available in the Swiss courts (and nothing in this opinion must be taken as indicating that specific performance (other than for the payment of a sum of money) or injunctive relief would be available as remedies for the enforcement of such obligations); and

(ii)                        the acceptance of such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere.

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(c)                        Under Swiss law, jurisdiction clauses may have no effect with regard to actions relating to, or deemed to be brought in connection with, insolvency procedures, which, as a rule, must be brought before the court at the place of such insolvency procedure.

(d)                       Contractual submissions to a particular jurisdiction are subject to the mandatory provisions on (i) the protection of consumers, insured persons and employees pursuant to the Convention on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters of October 30, 2007, as amended (the Lugano Convention), the Private International Law Act and such other international treaties by which Switzerland is bound, and (ii) enforcement proceedings that do not qualify as civil actions.

(e)                        Rights and claims may become barred under statutes of limitation or prescription, or may be or become subject to available defenses such as set-off, counterclaim, misrepresentation, material error, frustration, overreaching, duress or fraud. Further, (i) limitations may apply to any provision in any Program Agreement that limits the liability of any party thereto or provides for indemnification and contribution obligations of the Guarantor, if a court considers that such party or the indemnified person, respectively, acted willfully or negligently, and (ii) any party’s obligation to pay an amount under any Program Agreement may be unenforceable if such amount is held to constitute an excessive penalty (such as exemplary or punitive damages).

(f)                         Swiss courts do not consider themselves bound by contractual severability provisions or provisions stating that an agreement may only be amended in writing.

(g)                        Pursuant to Swiss law, any mandate, power of attorney or instruction provided to, or appointment of, an agent may be revoked at any time by the principal, notwithstanding such mandate, power of attorney, instruction or appointment being stated to be irrevocable.

(h)                       Any provision in any Program Agreement to the effect that any of the rights and|or obligations of any party thereto shall be binding upon or inure to the benefit of its successors and assigns may not be binding on such successors and assigns without further consent and documentation.

(i)                           A Swiss court may limit or decline to give effect to an indemnity for legal fees or costs incurred.

(j)                          Any provision in any Program Agreement restricting the encumbrance of Swiss real property by mortgages, pledges or other liens may not be valid and enforceable.

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(k)                       Any provision in any Program Agreement that constitutes, or purports to constitute, a restriction on the exercise of any statutory power by the shareholders of the Guarantor may not be valid and enforceable.

(l)                           Pursuant to Article 10 of the Private International Law Act, Article 31 of the Lugano Convention and Article 13 of the Swiss Code of Civil Procedure, Swiss courts may order preliminary measures even where they do not have jurisdiction over the substance of the matter.

(m)                   The enforceability in Switzerland of a foreign judgment rendered against the Guarantor is subject to the limitations set forth in (x) the Lugano Convention, (y) such other international treaties under which Switzerland is bound, and (z) the Private International Law Act. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court, may only be enforced in Switzerland if:

(i)                          in case of sub-clauses (y) and (z) above and, in certain exceptional cases, sub-clause (x) above, such foreign court had jurisdiction;

(ii)                      such judgment has become final and non-appealable, or, in the case of sub-clause (x) above, has become enforceable at an earlier stage;

(iii)                  the court procedures leading to such judgment followed the principles of due process of law, including proper service of process, subject to special provisions provided for by the Lugano Convention;

(iv)                   such judgment on its merits does not violate Swiss law principles of public policy; and

(v)                      from a Swiss law perspective, such foreign procedure does not formally or functionally qualify as an insolvency-related, administrative or criminal procedure.

(n)                       Enforcement of a claim or court judgment under Swiss debt collection or bankruptcy proceedings may only be made in Swiss francs and any foreign currency amount must accordingly be converted into Swiss francs in accordance with the applicable rules.

(o)                       Any provisions of the Program Agreements providing for the Guarantor to hold monies or other assets in trust may not be enforceable in Switzerland as Switzerland does not generally recognize trusts set up by contractual arrangements; in particular, it may not be possible to set aside and separate any such monies or assets upon the bankruptcy or moratorium of the Guarantor.

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(p)                       The terms of the Notes reflected in the Prospectus, as well as Clause 5 of the Guarantee provide for the payment of additional amounts to the extent (Swiss) withholding tax is imposed on payments of the Company or the Guarantor. If proceeds of the Notes are used directly or indirectly in Switzerland at any time while any Note is outstanding and, as a result thereof, the Notes are reclassified as instruments subject to Swiss federal withholding tax (Verrechnungssteuer), such obligation (and any other similar gross-up obligation of the Company or the Guarantor in any of the other Program Documents) may, to the extent relating to payment of interest on the Notes, be void and unenforceable if found to violate paragraph 1 of article 14 of the Swiss Federal Withholding Tax Act of October 13, 1965 which stipulates that (i) Swiss withholding tax (Verrechnungssteuer) to be withheld from any payment must be charged to the recipient of the payment, and (ii) contradictory agreements are null and void as to this issue.

(q)                       Where a party to any Program Agreement is vested with discretion, Swiss law may require that such discretion is exercised on reasonable grounds. Moreover, a determination, calculation, statement or certification as to any matter may be held by a Swiss court not to be final, conclusive or binding if such determination, calculation, statement or certification were shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

(r)                          Swiss courts interpret and construe an agreement in accordance with the principle of good faith (Vertragsauslegung nach Treu und Glauben) and, in doing so, may consider elements in addition to the wording of the relevant provisions of such agreement, including, without limitation, the circumstances under which such agreement was entered into and the real intention of the parties thereto as mutually understood or as to be understood in good faith.

(s)                         In making references to the terms of the Program Documents, no opinion is expressed as to whether and to what extent these are sufficiently specified or leave room for interpretation which may, as the case may be, become a matter of the discretion of the courts.

(t)                          The proceeds used in Switzerland at the end of the financial year of the Company must not exceed the equity of the Company. If the amount used in Switzerland exceeds the equity of the Company during the financial year (but not as per the end of the financial year), this does not result in a reclassification of the Notes as a domestic issuance and interest payments under the Notes will not be subject to 35 per cent Swiss withholding tax, unless the Swiss Federal Tax Administration considers such on-lending exceeding the equity of the Company during the financial year as abuse of law. If the on-lending to Switzerland exceeds the equity of the Company as per the end of the financial year of the Company, the Notes will be reclassified as a domestic issuance and interest payments will be subject to 35 per cent Swiss withholding tax.

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(u)                       It is doubtful whether a Swiss court would enforce a judgment of any court of the United States or any political subdivision thereof predicated solely upon the federal or state securities laws of the United States.

(v)                       Except as set forth in Section III.16, we have not investigated or verified the truth or accuracy of any of the information contained in the Prospectus, nor have we been responsible for ensuring that no material information has been omitted from the Prospectus.

(w)                     We express no opinion as to any commercial, accounting, calculating, auditing or other non-legal matter. Except as expressed in the opinions set forth in Sections III.10 and III.11, we express no opinion as to tax matters.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to Guarantor’s Report on Form   6-K dated April 3, 2018. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being City of Zurich 1.

Sincerely yours,
/s/ Homburger AG